Exhibit (r)(3)

KOHLBERG KRAVIS ROBERT & CO. L.P.

KKR CREDIT ADVISORS (US) LLC

(and Affiliated Funds)

CODE OF ETHICS

Revised November 2017

Kohlberg Kravis Roberts & Co. L.P. (“KKR”), KKR Credit Advisors (US) LLC (“KKR Credit”), and their respective investment advisory affiliates 1 (collectively, the “Firm”) are committed to act in the best interests of our clients (“Clients”) and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. We recognize our fiduciary obligation to place the interest of our Clients before the interests of the Firm and our Employees (as defined below). The purpose of this Code of Ethics (the “Code”) is to set forth the policies of the Firm with regards to certain conflicts of interest and to provide a formal reference for each of our Employees.

The Code consists of the following policies and procedures:

•	Standard of Conduct

•	Personal Investment Policy

The Code is predicated on the principle that the Firm owes a duty to act in the best interests of its Clients. The Code applies to the Firm’s members, partners, directors, principals and officers (or other persons occupying a similar status or performing a similar function), its employees (including investment professionals, associates, paraprofessionals and executive assistants) and any other person who performs an investment advisory function for the Firm or has access to non-public information regarding the Firm’s Client’s investments and is subject to the Firm’s supervision and control (which may include consultants, advisors, temporary employees or officers of affiliates or other persons that are designated by the CCO (as defined below)) (collectively, “Employees”). 2

The Code is global and may be supplemented by regional and business group policies and procedures, which may include more specific and more restrictive policies and procedures. To the extent that other applicable policies and procedures are more restrictive and specific, they supersede the policies and procedures described herein.

[1]	For purposes of this Code, this term does not include KKR Capital Markets LLC, KKR Capital Markets Limited, KKR Capital Markets Japan Limited and KKR Capstone. Employees of such entities, however, are subject to the Code.

[2]	The use of the defined term “Employee” is not intended to evidence a person’s status as an employee or independent contractor.

Employees who violate the Code may be subject to the imposition of sanctions, including but not limited to, a letter of reprimand, refresher Code training, disgorgement of profits and/or restitution of an amount as determined by Compliance, or termination of employment. The Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment.

Any questions with respect to the Code may be directed to KKR’s Chief Compliance Officer (“CCO”). For the purposes of this Code, CCO is defined as the Global CCO, business line or regional CCO and their respective direct reports or other designees.

A.	Standard of Conduct and Compliance with Applicable Law

1.	Standard of Conduct. We are committed to conducting our investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of our Clients and in a manner that is consistent with all applicable laws, rules and regulations. As an investment adviser, we recognize that we are in a position of trust and confidence with respect to our Clients, and we have a duty to place the interests of our Clients before the interests of the Firm and our Employees, which includes an obligation to address or mitigate both conflicts of interest and the appearance of any conflicts of interest. Accordingly, we expect the following of all Employees:

•	Employees must act with integrity, honesty, competence and in an ethical manner when dealing with the public, regulators, Clients, investors, prospective investors and their fellow Employees;

•	Employees must adhere to the highest standards with respect to any potential material conflicts of interest with our Clients – simply stated, no Employee should enjoy a benefit at the expense of any of our Clients; and

•	Employees must preserve the confidentiality of information that they may obtain in the course of our business and use such information properly and not in any way adverse to the interests of our Clients.

2.	Compliance with Applicable Laws. In addition to the general principles of conduct set forth above and the Personal Investment Policy described below, the Code requires all Employees to comply with applicable laws, regulations and rules. With respect to Employees located in the U.S. or transacting in U.S. markets, these laws include the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the U.S. Sarbanes-Oxley Act of 2002, the U.S. Investment Company Act of 1940, the U.S. Investment Advisers Act of 1940, Regulation S-P (which protects the confidentiality of private investor information), any rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, anti-money laundering laws and regulations, including the Bank Secrecy Act and Executive Order 13224 (which require transaction reporting and vetting investors against the OFAC lists of terrorist individuals and organizations, among other things), and any rules adopted by the SEC or the U.S. Department of Treasury. The Code should be read in conjunction with KKR’s

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Compliance Manual (the “Compliance Manual”), the KKR Credit Compliance Manual, and any regional or business specific compliance manuals, as applicable, including the Firm’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”) and the Firm’s Global Anti-Bribery/Anti-Corruption Policy (the “Anti-Bribery Policy”). In addition, some areas of particular concern include:

a.	Insider Trading. Firm policy and the laws of many countries prohibit trading in securities (including equity securities, convertible securities, options, bonds and any derivative of the foregoing) of any company or issuer while in possession of material, non-public information (also known as “inside information”) regarding the company. This prohibition applies to KKR-related securities, as well as to the securities of other companies. It applies for any Client account, Firm account or Personal Securities Account (as defined below). If you believe you have come into possession of inside information, whether or not you consider it to be material, you may not execute any trade in the securities of the subject company without first consulting with the CCO, who will determine whether such trade would violate Firm policy or applicable laws. It is also illegal in many countries to “tip” or pass on inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities or passing such information on further, even if you do not receive any monetary benefit from the tippee. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

b.	Market Abuse and Rumors. Most jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Any attempt by an Employee to manipulate or tamper with the markets or the prices of securities, options, futures or other financial instruments will not be tolerated, including collaborating with others in order to manipulate markets or prices. Additionally, most jurisdictions have laws and regulations prohibiting the dissemination of false or misleading information. The policy of the Firm is to prohibit the circulation of or trading based on unsubstantiated rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity. Any such rumors or information heard by an Employee from a source within the Firm or directed to the Firm in the course of business should be reported to the CCO promptly, and should not be forwarded or shared within or outside the Firm.

c.	Frontrunning. Employees may not engage in what is commonly known as “frontrunning” or “scalping”: the buying or selling of securities prior to a purchase or sale by a Client, in order to benefit from any price movement that may be caused by the Client’s transactions.

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d.	Antitrust Compliance. In many countries, the Firm is subject to complex laws (known in some countries as “antitrust” or “competition” laws) designed to preserve competition among enterprises and to protect consumers from unfair business arrangements and practices. You are expected to comply with these laws at all times. Many situations create the potential for unlawful anticompetitive conduct and should be avoided. If a competitor, investor or any other person or entity tries to discuss subjects with you that raise concerns about anticompetitive conduct, you should refuse to do so and terminate the conversation. Such instances should be reported to the CCO. (Please refer to the Antitrust Overview and Guidelines in the Compliance Manual for additional guidance.)

e.	Anti-Bribery and Corruption. The Anti-Bribery Policy requires that all Employees conduct their activities in full compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. A failure to do so will place both KKR’s business reputation and business success in serious jeopardy and may subject both the Firm and the individuals involved to civil and/or criminal liability, including possible extradition and imprisonment. In sum, giving or offering anything of value to anyone to improperly obtain or retain business or a business advantage must be avoided. [3]

B.	Personal Investment Policy

1.	General. The Firm’s Personal Investment Policy establishes standards and procedures for the detection and prevention of activities by which personnel of the Firm, having knowledge of the investments and investment intentions of the Firm with respect to any Client, may abuse their duties to act in the best interests of our Clients. The Personal Investment Policy also deals with the types of conflict of interest situations that the U.S. federal securities laws address. The Personal Investment Policy is based on the principle that the Employees of the Firm owe a duty to our Clients to conduct personal investments, including personal securities transactions, in a manner that does not interfere with Client transactions or to otherwise behave in a manner that takes unfair advantage of the Firm’s relationship with our Clients. The Personal Investment Policy requires that all Employees adhere to this general principle as well as comply with all of the specific provisions of the Personal Investment Policy that are applicable to them.

2.	What Securities are covered by the Firm’s Personal Investment Policy? “Covered Securities” under this Personal Investment Policy include U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as corporate bonds or debentures, senior debt and subordinated debt), shares of registered closed-end U.S. funds, interests in non-U.S. retail investment funds (e.g., UCITS III funds), exchange-traded funds (“ETFs”) with less than 10 underlying holdings, hedge funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments of the above such as options, warrants, puts and calls and indexed instruments.

[3]	Employees should refer to the Firm’s Global Anti-Bribery Policy for a complete understanding of Anti-Bribery / Anti-Corruption requirements and responsibilities.

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For the purpose of the Firm’s Personal Investment Policy, the term “Covered Securities” does not include:

•	Direct obligations of the U.S. or any non-U.S. government or any agency thereof, including municipal bonds;

•	Shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Commodities contracts, currencies, currency futures or options on any of the foregoing;

•	Shares issued by money-market funds; and

•	Bankers’ acceptances, bank and brokered certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

3.	What are “Personal Securities Accounts”? For these purposes, “Personal Securities Accounts” include any brokerage or securities accounts maintained by you, your immediate family members [4] living in the same household or family members outside the household who are financially dependent upon you, including dependent children. More specifically, Personal Securities Accounts include:

•	Brokerage or securities accounts in your name or in which you have any direct or indirect beneficial ownership. (Please note you are deemed to have beneficial ownership if you directly or indirectly, through contract, arrangement, understanding or otherwise, share a direct or indirect opportunity to profit from the account.)

•	Brokerage or securities accounts over which you directly or indirectly exercise investment discretion (or have the right to exercise discretion).

•	Brokerage or securities accounts of your immediate family members (including any relative by blood, marriage or domestic partnership) either living in your household or financially dependent upon you.

[4]	The term “immediate family” shall mean any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

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All Personal Securities Accounts must be disclosed in PTCC within ten calendar days of an employee’s first day at KKR.

Personal Securities Accounts do not include cash-only bank accounts or accounts which exclusively hold shares of mutual funds or other investment or instruments that are not Covered Securities (e.g. select 401(k) and 529 Plans). However, Personal Securities Accounts do include any account that holds cash or U.S. registered mutual fund shares if such account has the ability to hold or execute transactions in Covered Securities (even if it does not hold such securities at the present time).

Managed Accounts

A Managed Account is a Personal Securities Account over which a third-party money manager, investment advisor, or other third-party (the “Advisor”) who is unaffiliated with the Firm has complete and sole discretionary authority. Securities transactions in Managed Accounts do not require prior approval of the CCO, provided that:

•	The Employee has supplied an acknowledgment in substantially the form attached as Exhibit A, executed by the Advisor, pursuant to which the Advisor acknowledges his or her understanding of KKR’s Personal Investment Policy;

•	The Employee does not convey any inside information to the Advisor;

•	Neither the Employee nor any other person subject to the Code has the ability to suggest and / or direct purchases or sales, or consult with the Advisor as to the particular allocation of investments to be made in the account. Moreover, the Employee should only receive a regular periodic report of transactions and holdings. While specific investment decisions may not be shared with the Employee, summarizing, describing or explaining general account activity and strategy is permitted;

•	The account is disclosed in PTCC.

•	Upon request, the Employee should send KKR Compliance quarterly statements showing transaction history.

•	The Employee completes a quarterly certificate attesting to the above requirements. The form of this certificate is attached as Exhibit B.

4.	Prohibited Transactions. In accordance with the Firm’s policy requiring Employees to avoid activities that may conflict with the interest of our Clients or interfere with making decisions in the best interests of our Clients, all Employees and Personal Securities Accounts of Employees are generally prohibited from purchasing [5], directly or indirectly, Covered Securities, e.g., individual publicly traded equities or debt instruments of corporate issuers, including but not limited to, common stock (publicly or privately offered), preferred stock, debt securities (such as corporate bonds or debentures), ETFs that contain less than ten (10) underlying investments at the time of the initial investment, and options warrants, puts and calls, futures and other derivatives relating to specific equity or debt securities. Positions in such securities held prior to employment at KKR may be maintained upon joining the Firm and may be exited according to the policies described below.

[5]	In limited circumstances and subject to “open window” periods, any Employee who is on the board of directors of a KKR portfolio company may seek pre-approval from the CCO to purchase shares of such KKR portfolio company.

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Employees that are involved in management or certain other activities relating to funds domiciled in the European Economic Area must undertake not to use personal hedging strategies or remuneration–or liability–related contracts of insurance to undermine the risk alignment effects embedded in their remuneration arrangements.

Any requests to exit a position in Covered Securities must be pre-cleared with Compliance by submitting a trade request in PTCC. 6

Requests by an employee involving gifting, inheriting or transferring covered securities to or from accounts held by individuals not subject to the Code must be pre-cleared with Compliance.

Under no circumstances may Employees engage in personal securities transactions involving Covered Securities acquired pursuant to an initial public offering.

All securities, including non-Covered Securities, should be held for a minimum of 60 days before selling.

5.	Permissible Transactions

a.	Compliance Pre-Clearance Required. Employees must obtain Compliance pre-approval via PTCC for every transaction in any of the following instruments:

•	Interests in private investment funds (including, but not limited to private equity funds and hedge funds) and private companies [7];

[6]	Any proposed transaction in such securities by an Employee or a Personal Securities Account of an Employee must be pre-approved by the CCO in accordance with the pre-clearance procedure outlined in Section B.5.a, below. Transactions in publicly traded equity securities will be approved only in certain cases, such as the liquidation of a position held prior to commencement of an Employee’s affiliation with the Firm, or in conjunction with a directorship.
[7]	Approved transactions in private companies must be made within the time frame indicated by the employee at the time of the request as specified in PTCC.

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•	Indices-linked structured notes not advised or sub-advised by the Firm (or the Firm’s affiliates).

Requests for pre-approval may be made by logging into the Firm’s Compliance platform, PTCC by Compliance Science (“PTCC”), and submitting a pre-clearance request through the system. Employees may only engage in a pre-approved transaction during the time frame specified by the CCO or his/her designee at the time of approval, which is generally three business days or less. In addition, Employees should only engage in such transactions with the intention of establishing a position in the security or investment for not less than 60 days.

In considering a pre-approval request, the CCO may consider, among other things, whether: (a) the securities or investment in question are held by a Client; (b) are under investment consideration by a Firm investment committee; or (c) there is a conflict of interest, actual or otherwise, from an Employee holding or selling the security or investment. If the transaction involves a private placement 8, the CCO also may consider whether: (a) the investment opportunity was first considered for investment by a Client; (b) the investment opportunity was made available to an Employee by virtue of his or her position with the Firm or with a Client; or (c) the investment opportunity is or may in the future be within KKR’s investment mandate. It is the Firm’s policy that the interests of Clients always come before the interests of the Firm and its Employees.

In addition, transactions in shares or interests in KKR-related issuers (i.e., KKR Financial Holdings LLC (KFN), KKR & Co. L.P. (KKR), KKR Income Opportunities Fund (KIO) or KKR Real Estate Finance Trust Inc. (KREF)) are typically subject to “window periods” when such transactions are permitted. While transactions in KKR-related issuers do not need to be pre-cleared in PTCC, please check with your respective CCO and/or Legal or Compliance before transacting in any such securities. Trading in options of such securities is prohibited at all times. For further details, please see Policies and Procedures for Trading in Securities of KKR & Co. L.P. by Directors, Section 16 Officers and Employees.

b.	Compliance Pre-Clearance NOT Required. Employees are generally permitted to make investments in the following instruments without seeking prior approval of the CCO, provided that such investments do not conflict with the Firm’s fiduciary duty to its Clients and/or an Employee’s duty to the Firm [9]:

[8]	See Guidance on Employees' Personal Investments in Private Companies and Non-KKR Private Funds.

[9]	Employees should purchase or sell such securities or investments with the intent to maintain the position for at least 60 days.

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•	Direct obligations of the U.S. government or any agency thereof;

•	Shares of ETFs (and related options) that contain ten (10) or more underlying investments at the time of the initial investment;

•	Shares of registered closed end U.S. funds and related options;

•	Shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Shares of unit investment trusts that invest exclusively in shares of U.S. registered open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates);

•	Commodities contracts, currencies, currency futures or options on any of the foregoing;

•	Shares issued by money-market funds; and

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.

If you are unsure if a security requires pre-approval by Compliance, please submit the trade request in PTCC or consult your respective CCO.

6.	Acknowledgment and Reporting of all Transactions Involving Covered Securities.

All Employees must submit the following reports and acknowledgments under the Personal Investment Policy if they have holdings of Covered Securities, including through a Personal Securities Account or otherwise engage in transactions involving such securities:

a.	Code of Ethics and Compliance Acknowledgment. Within 10 calendar days of becoming an Employee, Employees must submit to the CCO the Compliance Acknowledgement Form via PTCC.[10] Employees will also complete this certification on an annual basis.

b.	Initial Reporting of Securities Holdings and Accounts. All Employees must disclose and upload all Personal Securities Accounts to PTCC within 10 calendar days of becoming an Employee. Additionally, within 10 calendar days of becoming an Employee, all Employees must submit to the CCO a statement of all Covered Securities held in Personal Securities Accounts, in the form attached as Exhibit D. The information must be current as of no more than 45 days before the statement is submitted. This statement must include, as applicable:

[10]	See Exhibit C attached for the form of the Code of Ethics and Compliance Acknowledgment. This form should be completed via PTCC.

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•	the title, type of security, number of securities, ticker symbol or CUSIP, and principal amount of each security;

•	the date of submission by the Covered Person.

PLEASE NOTE THAT IF YOU MAINTAIN ANY ADDITIONAL INVESTMENTS IN COVERED SECURITIES OUTSIDE ANY PERSONAL SECURITIES ACCOUNTS, YOU ARE REQUIRED TO REPORT THOSE HOLDINGS TO THE CCO IN ACCORDANCE WITH THE PROCEDURES OUTLINED ABOVE.

c.	Quarterly Reporting of Reportable Securities Transactions and Accounts.

All Personal Securities Accounts should be connected to KKR’s electronic feed, with PTCC. On a quarterly basis, Employees will complete certifications confirming all accounts and transactions are properly recorded and disclosed (see Exhibit E).

If an Account is ineligible for the feed, the Employee must arrange for hardcopy statements of holdings and transactions to be mailed directly to KKR Compliance on a monthly (or quarterly, as applicable) basis.

If a brokerage firm cannot provide monthly or quarterly statements directly to KKR Compliance, the Employee must provide a statement of all holdings and transactions on a quarterly basis. Please see Exhibit F for a form letter to request your brokerage firm/investment adviser to provide directly to the Firm duplicate account statements and trade confirmations.

C.	Provision of Code of Ethics to Fund Investors

The Firm is required, upon request, to furnish Clients (which, for these purposes, includes investors in our private investment funds) with a copy of the Code. The Client and Partner Group (CPG) will coordinate the distribution of the Code to any Clients and/or investors who request a copy.

D.	Prohibited Transactions in Mutual Funds

All Employees are reminded that the Firm discourages its Employees from engaging in short-term trading, including trading in mutual funds.

E.	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the CCO with a representation (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) that the requirement would impose significant undue hardship on the Employee;

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•	The CCO believes that the exception would not harm or defraud a Fund or Investment Vehicle, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s duties to any Client; and

•	The Employee provides any supporting documentation that the CCO may request from the Employee.

F.	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, except with respect to fund portfolio companies, Employees are generally prohibited from serving on the boards of directors of any non KKR-related company (including not-for-profit organizations or other charitable organizations), unless the service (i) would not be detrimental to the interests of the Firm or our Clients, (ii) has been approved in writing by the CCO, and (iii) has been approved in writing by the Employee’s supervisor (except with regard to non-compensated, non-for profit directorships). If an Employee’s service on a board of directors is approved, the Information Barrier Procedures may apply. (Please refer to the Information Barrier Procedures contained in the Compliance Manual for additional guidance.)

The Firm also generally prohibits Employees from engaging in any other outside business ventures, such as consulting engagements; accepting an executorship, trusteeship or power of attorney (except with respect to a family member); and serving on a creditors committee (except as part of the Employee’s duties at the Firm). Accordingly, an Employee must obtain pre-approval from the CCO via PTCC prior to engaging in any of these activities. The CCO may also instruct the Employee to also seek approval from the his/her supervisor. To assist the CCO in monitoring conflicts, upon commencement of employment, all Employees will be required to complete and sign the Initial Conflicts Questionnaire - a copy of the questionnaire is attached hereto as Exhibit G. Additionally, all Employees will be required to complete an Annual Conflicts Questionnaire – a copy of the questionnaire is attached hereto as Exhibit H.

All Employees are also required to complete a certification on a quarterly basis confirming all outside business activities have been disclosed (the form of the certificate is attached as Exhibit I).

G.	Gifts and Entertainment

Neither the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) nor the UK Bribery Act (the “Bribery Act”) prohibits the provision of small gifts, non-extravagant entertainment or similar items of nominal value to foreign officials, if these items are not offered with improper intent. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. 11

[11]	See Firm’s Policy on Gifts, Entertainment and other Items of Value (“G&E Policy”) for further information.

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Any gift or entertainment exceeding or reasonably expected to exceed the guidelines detailed below must be pre-approved in PTCC. All gifts and entertainment involving a government or public official, as defined below, must be pre-approved via PTCC. All other gifts and entertainment within the limitations described below should be reported in PTCC before or after the event.

•	Gifts. No Employee may receive any gift, service, or other item of more than $500 (or such lower amount depending on the jurisdiction as determined by the Firm) in value per year from any person or entity that does or seeks to do business with or on behalf of the Firm without the prior written approval of the CCO. No Employee may give or offer any gift of more than de minimis value (i.e., $250 for the U.S. or an applicable lower amount) to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the CCO. Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per year to or from any person associated with a broker-dealer.

•	Entertainment. No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, if the person or entity providing the entertainment is present. If the individual providing entertainment is also providing transportation and/or lodging, such transportation or lodging should be precleared with Compliance regardless of value. Any event that an Employee reasonably expects to exceed the amounts outlined above must be approved in advance by the CCO.

▪	Any single business entertainment event provided with a value equal to or greater than $USD300 per person must be approved via Concur by the employee’s supervisor.

▪	Any single business entertainment event accepted with a value equal to or greater than $USD300 per person must be approved by the employee’s supervisor via email.

▪	Any single business entertainment event provided or accepted with a value equal to or greater than $USD750 per person (or $USD500 per person for employees associated with a broker dealer) must be pre-cleared with Compliance via PTCC. [12]

[12]	As described further below, additional requirements apply with respect to gifts and entertainment involving government officials.

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•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does or seeks to do business with or on behalf of the Firm.

•	Government Officials. Many countries, states and local jurisdictions have laws restricting gifts (e.g., meals, entertainment, transportation, lodging or other things of value) that may be provided to government officials or their families. Government officials include employees of sovereign wealth funds, public pension funds and state-owned business enterprises. In addition, the FCPA and the Bribery Act outline very serious provisions against bribery, including the payment, or promise of payment, of anything of value to foreign officials (including any person employed by or representing a foreign government, officials of public international organizations and candidates for foreign office) or others. Payment made indirectly through a consultant, contractor or other intermediary is also prohibited. Pre-clearance from KKR Compliance via PTCC is required for any gift to a government official or their family regardless of value. See G&E Policy for further information, including restrictions on entertainment of government officials.

In order to maintain compliance with applicable anti-corruption laws, including the FCPA and the Bribery Act, while simultaneously conducting business in accordance with local custom, Employees may provide token gifts only when such offerings are of nominal value, not unlawful under the law of the government official’s country, and when such offerings are in keeping with the custom or practice of the government official’s country.

•	U.S. and non-U.S. Political Donations. Political contributions are subject to strict laws, and failure to observe these policies and procedures may result in fines or penalties against the Firm or in the Firm’s loss of business opportunities with government-sponsored investors. A political contribution is a monetary or in-kind contribution to a federal, state or local candidate, incumbent officeholder, political party, political action committee, section 527 organization, transition or inaugural committee, section 501(c)(4) organization or similar organization. Please see KKR’s Political Contribution Policy for further information.

•	Political Contributions by the Firm. No political contribution may be made by the Firm and no candidate events may be hosted by the Firm without the prior approval of KKR’s Head of Global Public Affairs and Compliance. This prohibition includes “in-kind” contributions, i.e., contributions of the Firm’s property, services or other assets, including Employee work time spent on political activities. In addition, the Firm will not reimburse an Employee for political contributions made with his or her personal funds.

•	Personal Political Contributions. A “personal political contribution” means a political contribution by an Employee, his or her spouse or domestic partner, or his or her dependent children. Employees may not make any personal political contribution (including a contribution to any political party, candidate for public office, political cause or political committee, such as a PAC) to a candidate for U.S. state or local office, or to a state or local incumbent seeking federal office.

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•	Employees should pre-clear ALL political contributions, including non-US contributions and contributions that are permitted under the policy via PTCC.

•	Union Officials. Special U.S. Department of Labor reporting requirements apply to service providers, such as investment advisers, to Taft-Hartley employee benefit plans. Those service providers must make annual reports on Form LM-10 detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold of $250. Accordingly, Employees must receive pre-approval from the CCO for gifts and entertainment provided to such persons.

•	Loans. Employees are not generally permitted to obtain any loans from KKR funds, KKR Portfolio Companies, or investors in KKR funds without the approval of the CCO.[13]

•	Reporting. Each Employee report via PTCC any gifts or entertainment received in connection with this or her employment that the Employee reasonably believes exceeded the amounts outlined above. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee.

•	Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to clients (e.g., accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

•	Firm-Sponsored Events. Compliance is responsible for ensuring that such events and any gifts distributed by the Firm during such events are appropriate in the context of the policy outlined above.

H.	Reporting Violations

Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, the General Counsel. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any material violation of the Code, and of any action taken as a result of the violation.

[13]	This prohibition does not restrict employees from obtaining loans in the ordinary course from third parties, such as mortgages, car loans, etc.

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I.	Whistleblowers

The Firm has procedures in place to anonymously report violations or suspected violations of accounting, internal controls, auditing, legal and regulatory matters. Consistent with the policies of the Firm, Employees who, in good faith, make a report or provide assistance to the Audit Committee, Management or any other person or group, including any governmental, regulatory or law enforcement body, shall not face retaliation, and the source of any report shall remain anonymous unless compelled by judicial or other legal process or as necessary to fully investigate a particular matter.14

J.	Confidentiality of Information

All information obtained from any person pursuant to this Code will be kept confidential, except that such information will be made available to the SEC or any other regulatory or self-regulatory organization or other entity to the extent permitted or required by law, regulation or this policy.

K.	Administration of the Code

The CCO or his/her designees will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that Employees’ investments and trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained are discussed in detail in the Records Retention Schedule contained in the Compliance Manual, and include, but are not limited to, the following:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee; and

•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

L.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with the General Counsel, and, if necessary, other members of senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, additional in-person or web-based training, disgorgement, suspension, demotion or termination of employment. See KKR Disciplinary Guidance for Violations of KKR Policies and Procedures.

[14]	See KKR & Co. L.P.’s Whistleblower Policy.

15

M.	Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code.15 On an annual basis, all Employees must certify that they have reviewed and complied with Firm policies and procedures (see Exhibit J for the form of such certificate).

15 See Exhibit C.

16

Addendum to KKR’s Personal Investment Policy applicable to Employees of KKR Capital Markets LLC (“KCM”)

Personal Securities Accounts Pre-Clearance (FINRA Rule 3210)

Any associated person16 of KCM must obtain prior written approval from the Chief Compliance Officer of KCM (“KCM CCO”) or his/her designee before opening or establishing any Personal Securities Account (as previously defined in the Personal Investment Policy section of the Code of Ethics) in which securities transactions can be effected and in which the associated person has a beneficial interest. Once the KCM CCO or his designee has approved the account, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account will be maintained.

For any Personal Securities Accounts opened or established prior to the associated person’s registration or employment with KCM, the associated person must obtain written approval from the KCM CCO or his/her designee within 30 calendar days of becoming associated. Once the approval has been received, a notification of the associated person’s association with KCM will be provided to the financial institution where the Personal Securities Account is maintained.

Transactions and Accounts not subject to Pre-Clearance

Transactions in unit investment trusts, municipal fund securities as defined under MSRB Rule D-12, qualified tuition programs pursuant to Section 529 of the Internal Revenue Code and variable contracts or mutual funds, or to accounts that are limited to transactions in such securities, or to Monthly Investment Plan type accounts, do not require prior written approval to open or establish.

[16]	The term “Associated Person” shall mean any employee, officer, manager, director, FINRA registered-representative or FINRA-registered principal of KCM, or other person conducting the business of KCM.

17

Document History

Reviewer	Role(s) Person(s)	Date	Nature of Sign Off
Matthew Watkins	Deputy Chief Compliance Officer – Private Markets	August 2017	2017 material updates

18

EXHIBIT A

Managed Account Letter

[Date]

[Name and address of KKR employee’s investment adviser or financial planner]

Dear __________:

Re:	Account(s): __________________

Account Name: _______________

To assist me in complying with the policies and procedures of my employer, Kohlberg Kravis & Roberts & Co. L.P. (“KKR”), could you please sign the acknowledgement below and return this letter to the following address:

Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention: Chief Compliance Officer

Thank you in advance for your prompt attention to this request. If you have any questions regarding KKR’s policies or procedures relating to this request, please contact the KKR Chief Compliance Officer.

Sincerely,

[Name of KKR Employee]

cc: KKR Compliance. Code of Ethics Compliance

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***************************************************************

Acknowledgement

Re:	Account(s): __________________

Account Name: _______________

I, [name of investment adviser or financial planner], the [title] for [name of KKR Employee], certify that either:

•	Transactions in the above named account(s) are effected pursuant to an automatic investment plan, and if [Name of KKR Employee] has discretion over the investments or allocations, he or she determined, well in advance, what the investments or allocations will be and has not effected any transactions that override the pre-set schedule or allocations; or

•	[Name of KKR Employee] does not have any direct or indirect influence or control over the specific securities selected for the above named account(s), day-to-day investment discretion for the account(s) has been fully delegated to me and is not shared with [Name of KKR Employee], I have not and will not discuss any potential investment decisions with [Name of KKR Employee] before any transaction, [Name of KKR Employee] does not make suggestions to me regarding specific investments, and I do not advise [Name of KKR Employee] of trades prior to their entry.

Name	Date

20

EXHIBIT B

Managed Accounts Certification

This certification is required to be completed by every employee who has disclosed one or more third-party managed accounts (“Managed Accounts”) to Compliance. As a reminder, an account is considered to be a Managed Account if the employee has no direct or indirect influence or control over specific investment decisions relating to such account. Furthermore, the employee should not be advised, consulted or informed prior to any transaction.

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be an “access person” of Kohlberg Kravis Roberts & Co. L.P., KKR Credit Advisors (US) LLC (collectively, the “Firm”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

1.	I confirm that I have retained a trustee or third-party adviser or manager (the “Manager”) for one or more Managed Accounts disclosed in Personal Trading Compliance Center (“PTCC”).

[Confirm/Do Not Confirm]

2.	I confirm that I have no direct or indirect influence or control over my Managed Accounts.

[Confirm/Do Not Confirm]

3.	I confirm that if my control over my Managed Accounts should change in any way, I will immediately notify KKR Compliance in writing of such a change and will provide any required information regarding holdings and transactions in my Managed Accounts pursuant to the Rule.

[ Confirm/Do Not Confirm]

4.	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in my Managed Accounts at the request of Compliance.

[ I agree/I do not agree]

5.	Please detail the relationship between yourself and the Manager.

Independent Professional/Personal Friend/Relative/Other (Please Explain)

6.	I certify that all the above statements are accurate and complete.

[ I certify/I do not certify]

———-Annual-Only Supplement————-

7.	I certify that I did not suggest or direct that the Manager make any particular purchase or sales of securities for my Managed Accounts during the prior calendar year.

[I certify/I do not certify]

8.	I certify that I did not consult with the Manager in regards to the particular allocation of specific investments to be made in my Managed Accounts during the prior calendar year.

[I certify/I do not certify]

9.	I certify that all the above statements are accurate and complete.

[I certify/I do not certify]

Print Name:

Date:

21

EXHIBIT C

Code of Ethics & Compliance Acknowledgement

I acknowledge that I have received, read and understand the Firm’s Code of Ethics (the “Code”), the Firm’s Compliance Manual (the “Manual”), the Firm’s Inside Information Barrier Policies and Procedures (the “Information Barrier Procedures”), the Firm’s Global Anti-Money Laundering Policy (the “AML Policy”) and the Firm's Anti-Bribery/Anti-Corruption Policy (the "Anti-Bribery Policy").

If I had any questions concerning the policies and procedures described in the Code and my responsibilities under those policies and procedures, I have raised them with the CCO or his/her designee and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in the Code is grounds for immediate disciplinary action, which may include termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Code.

To acknowledge receipt and understanding of these policies, please select "Manage Responses" below and complete the two questions attached. After completing the attached questions, click "Submit' to complete this certification.

1.	Have you read and do you understand the Code and the Manual, generally?

[Yes/No]

2.	Have you read and do you understand the Information Barrier Procedures, in particular?

[Yes/No]

3.	Have you read and do you understand the AML Policy, in particular?

[Yes/No]

4.	Have you read and do you understand the Anti-Bribery Policy, in particular?

[Yes/No]

By:
Name:
Date:

22

EXHIBIT D

Initial Reporting Form (Securities)

In accordance with the Firm’s Code of Ethics, please provide a list of all Covered Securities in which you have a beneficial interest or discretion in decisions regarding trading. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of		Type		Principal
Shares (if		(e.g., equity,	Ticker or CUSIP	Amount (if
applicable)	Security Name	fixed income)	(if applicable)	applicable)

☐ I have no Covered Securities in which I have a beneficial interest or investment discretion.

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest or investment discretion. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Signature	Date

23

EXHIBIT E

Quarterly Certification of Securities Accounts and Transactions (PTCC)

Personal Securities Accounts. I hereby certify that the following is a complete and accurate list of my Personal Securities Accounts during the period [Month, Day, Year – Month, Day, Year] as of the date of this certification (including any new accounts opened during such quarter).

Broker/Custodian	Account	Account
Name	Number	Holder	Transactions During Time Period

NOTE: Confirm that all of your Fidelity accounts appear below, including your Fidelity account that receives common units upon the vesting of your REUs, PEUs or PHUs, as applicable. This Fidelity account is not automatically registered with Legal & Compliance due to Fidelity’s internal compliance rules.

Transactions in Covered Securities. I hereby further certify that I have notified the Firm of any and all transactions in Covered Securities that I and my immediate family members made during the period [Month, Day, Year – Month, Day, Year]. (Note: If you or an immediate family member engaged in any transactions in Covered Securities outside of your brokerage accounts (e.g. hedge funds), you must separately report these transactions to KKR Compliance.)

Other Investments. I hereby further certify that I have notified the Firm of any and all investments in private companies that I and my immediate family members made during the period [Month, Day, Year – Month, Day, Year].

24

For KCM employees. I hereby further certify that I have notified the Firm of all private securities transactions, which include any securities transactions outside the regular course or scope of an associated person’s employment with a FINRA-registered broker-dealer, including, though not limited to, new offerings of securities and transactions among immediate family members.

Definitions. I understand that the term "Personal Securities Account" has the meaning set forth in section B.3. of KKR's Code of Ethics. “Covered Securities” are defined as follows: U.S. and non-U.S. securities, including common stock, preferred stock, debt securities (such as corporate bonds or debentures, senior debt and subordinated debt), shares of registered closed-end U.S. funds, interests in non-U.S. retail investment funds (e.g., UCITS III funds), exchange-traded funds (“ETFs”), hedge funds or other private funds, investment clubs and other investment vehicles, investment contracts and all derivative instruments such as options, warrants, puts and calls and indexed instruments.

Acknowledged and agreed:

Print Name:

Signature:

Date:

25

EXHIBIT F

[Personal Letterhead of KKR Employee]

[Date]

[Name and address of KKR’s employee’s securities brokerage firm]

Dear __________:

Re:	Account(s): ________________

Account Name: ________________

To assist me in complying with the policies and procedures of my employer, Kohlberg Kravis & Roberts & Co. L.P. (“KKR”), please connect the above accounts to KKR’s electronic feed with Compliance Science to provide daily transmission of transaction activity.

If connecting to the electronic feed is not possible, please send to the address below, effective immediately, duplicate copies of monthly brokerage statements and trade confirmations for the above named account(s):

Kohlberg Kravis Roberts & Co.

9 West 57th Street, Floor 11

New York, NY 10019

Attention: KKR Broker Accounts Compliance

Thank you in advance for your prompt attention to this request. If you have any questions regarding KKR’s policies or procedures relating to this request, please contact the KKR Chief Compliance Officer.

Sincerely,

[Name of KKR Employee]

cc: Chief Compliance Officer

26

EXHIBIT G

Initial Conflicts Questionnaire

The Firm is required to monitor Employee circumstances which may pose a potential conflict with our management of the Funds. Please complete this questionnaire and disclose the required information. In addition, we will ask for a recertification of the information contained in the questionnaire annually. Despite the annual certification, you should provide any changes to the information below promptly to the CCO.

Please note that the questions listed are intended to be broad in scope. If you have any questions as to whether any particular arrangement or relationship should be disclosed on this form, please consult with the Chief Compliance Officer in your business line or region or another member of the Legal/Compliance Group.

By submitting this certification, I acknowledge that my answers are complete and accurate.

Date:

A.	General Information:

Employee Name:

Title:

Department:

Office Location:

B.	Business Information:

1.	Please provide the name of any non-KKR entity, your affiliation or title with such entity and whether the entity is a public company for any entity (including any commercial business or not-for-profit organization) in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

If applicable, the disclosure must include (1) the name of the entity; (2) the nature of the affiliation (or title); (3) amount of compensation; and (4) whether the entity is public or private.

Name of Entity	Nature of Affiliation or Title	Public Company (Yes / No)
1.
2.
3.
4.
5.

27

2.	Please disclose whether your spouse or any immediate family member currently works for a public company.

Spouse or Immediate Family Member Name and relation:

Title at Public Company:

Public Company Functional Group:

Access to Material Non-Public Information: Yes / No

3.	Please disclose whether your spouse or immediate family member currently conducts business or works for an entity that conducts business with KKR or seeks to do business with KKR (including any investors, prospective investors or clients)

Spouse or Immediate Family Member Name and relation:

Title at Entity:

Functional Group:

Access to Material Non-Public Information: Yes / No

C.	Governmental Affiliations

1.	Are you related to someone who is a current or retired: employee of a public pension fund; government official; political party official; candidate for political office; employee of an entity that is owned, sponsored or controlled by the government, such as a health care facility, bank, utility, oil company, university or research institute?

Yes ___       No ___

If so, please list names, relationships, titles, and governmental positions below.

Governmental or
Relation Name	Relationship	Title / Function	Other Position

By submitting this certification, I acknowledge that my answers are complete and accurate.

Name:

Date:

28

EXHIBIT H

Annual Conflicts Questionnaire

The Firm is required to monitor Employee circumstances which may pose a potential conflict with our management of the Funds. Please complete this questionnaire and disclose the required information. Despite the annual certification, you should provide any changes to the information below promptly to the CCO.

1. NEW SINCE JANUARY 20[XX]

Please provide the name of any non-KKR entity, your affiliation or title with such entity and whether such entity is a public company (including any commercial business or not-for-profit organization) in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

PLEASE INCLUDE ANY NON-KKR RELATED BOARD POSITIONS.

If applicable, the disclosure must include (1) the name of the entity; (2) the nature of the affiliation (or title); (3) amount of compensation; (4) whether the entity is public or private; and (5) if Compliance approval was granted.

2. BEFORE JANUARY 20[XX] (still current)

Please provide the name of any non-KKR entity, your affiliation or title with such entity and whether such entity is a public company (including any commercial business or not-for-profit organization) in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, director or general partner; or (4) provide any advice about investments.

PLEASE INCLUDE ANY NON-KKR RELATED BOARD POSITIONS.

If applicable, the disclosure must include (1) the name of the entity; (2) the nature of the affiliation (or title); (3) amount of compensation; (4) whether the entity is public or private; and (5) if Compliance approval was granted.

29

3. NEW SINCE JANUARY 20[XX]

Please disclose whether your spouse or any immediate family member works for a public company.

If applicable, the disclosure must include (1) Spouse or Immediate Family Member Name; (2) Familial Relation; (3) Title at Public Company; (4) Public Company Functional Group; and (5) Whether the family member has Access to Material Non-Public Information (yes/no).

4. BEFORE JANUARY 20[XX] (still current)

Please disclose whether your spouse or any immediate family member works for a public company.

If applicable, the disclosure must include (1) Spouse or Immediate Family Member Name; (2) Familial Relation; (3) Title at Public Company; (4) Public Company Functional Group; and (5) Whether the family member has Access to Material Non-Public Information (yes/no).

5. Please disclose whether your spouse or immediate family member currently conducts business or works for an entity that conducts business with KKR or seeks to do business with KKR (including any investors, prospective investors or clients).

If applicable, the disclosure must include (1) Spouse or Immediate Family Member Name; (2) Familial Relation; (3) Title at Public Company; (4) Public Company Functional Group; and (5) Whether the family member has Access to Material Non-Public Information (yes/no).

6. Are you related to someone who is a current or retired: employee of a public pension fund; government official; political party official; candidate for political office; employee of an entity that is owned, sponsored or controlled by the government such as a health care facility, bank, utility, oil company, university or research institute?

30

If so, please list names, relationships, titles, and governmental positions.

7. Since January 20[XX], have you done any work outside of KKR for a portfolio company?

If so, please provide the details of your involvement, including any compensation received.

By submitting this certification, I acknowledge that my answers are complete and accurate.

Name:

Date:

31

EXHIBIT I

Outside Affiliations Questionnaire

The Firm is required to monitor Employee circumstances which may pose a potential conflict with our management of the Funds. Please complete this questionnaire and disclose the required information. Despite the quarterly certification, you should provide any changes to the information below promptly to the CCO.

As a reminder, KKR's Code of Ethics generally requires the approval of the Chief Compliance Officer (“CCO”) or his/her designee for any outside business activity, such as serving on a board of directors or board of advisors of a non-KKR portfolio company. Service on boards of not-for-profit organizations and other charitable organizations is encouraged by KKR, but should be pre-cleared nevertheless so that any conflicts may be identified.

If an outside business activity in which you currently participate is not listed, please enter the request directly into PTCC. Executive Assistants may also enter a request on behalf of an executive.

Company Name	Start Date	End Date	Compensation	Description of Role

By submitting this certification, I acknowledge that the above accurately and completely represents my outside (non-KKR related) business activities.

Print Name:

Signature:

Date:

32

EXHIBIT J

Annual Employee Certifications

KKR & Co L.P. (“KKR & Co.”) and KKR Financial Holdings LLC (“KFN”) are public companies and, as public companies, are required to have certain policies.

Because Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and KKR Credit Advisors (US) LLC (“Credit”) are registered investment advisors, and KKR Capital Markets LLC and MCS Capital Markets LLC (collectively “KCM”) are registered broker-dealers, the Firm is required to have additional Compliance policies and procedures.

All of these policies can be found on the Compliance portal via KKR Central. As a result of KKR’s regulated status, you need to review and understand these policies and procedures. As of January 2017, enhancements have been made to several compliance policies and procedures, including KKR Capstone Policies and Procedures, the Information Barrier Policy, the Cybersecurity Policy, the Guidelines for Platform Investing, and the Gifts and Entertainment Policy

Please confirm the following with respect to such policies:

1. I have reviewed and complied with KKR & Co.'s Code of Business Conduct and Ethics, which emphasizes KKR & Co.'s commitment to ethics and compliance with the law.

Yes / No

2. I have reviewed and complied with the KKR & Co. and KFN Trading Window Policies, which prohibit any transaction involving securities issued by KKR & Co. or KFN, including KKR & Co. common units, KFN preferred shares and KFN senior notes, unless a trading window has been opened.

Yes / No

3. I have reviewed and understand KKR & Co.’s Whistleblower Policy (and at KKR Credit Advisors (US) LLC ("Credit"), the KKR Credit Workplace Alert Program), which provides procedures for confidentially reporting concerns or misconduct. I either have no significant concerns or have disclosed my concerns about (a) questionable accounting, internal accounting controls or auditing matters, (b) any non-compliance with legal or regulatory requirements or (c) retaliation against employees who make such accounting or legal allegations to KKR & Co.'s (or Credit's) Co-Chief Executive Officers, the Chief Financial Officer, the Chief Administrative Officer, the General Counsel and Secretary, the Global Chief Compliance Officer or any other officer of a subsidiary of KKR & Co. L.P. or through the confidential procedures provided by these policies.

Yes / No

4. I understand, have complied and will comply with the Global Code of Ethics (the "Code"), updated in January 2016. If I had any questions concerning the Code and my responsibilities thereunder, I have raised them with Compliance. I have notified Compliance of all my Personal Securities Accounts, holdings of Covered Securities, private investments and non-KKR related outside business activities. I agree to comply with the Code and will contact Compliance for guidance if I believe a violation of the Code may have occurred or may be about to occur.

Yes / No

33

5. I understand, have complied and will comply with the Regulatory Compliance Manual relevant to my regulated entity, and have acted in accordance with such manual. I have raised any questions or concerns I had regarding the Regulatory Compliance Manuals to Compliance.

Yes / No

6. I understand, have complied and will comply with the Policy on Gifts, Entertainment and other Items of Value, which provides procedures to address conflicts that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other item of value. I have reported any gifts given or received and business entertainment given or received that is above thresholds requiring reporting to Compliance and/or is in relation to a Government or Public Official, as defined by the policy. In connection therewith, I also understand, have complied and will comply with the Firm's Anti-Bribery/Anti-Corruption Policy. If I had any questions concerning the Anti-Bribery/Anti-Corruption Policy, I have raised them with Compliance.

Yes / No

7. I understand, have complied and will comply with (i) the Political Contribution Policy, (ii) the Global AML Policy and any additional business specific or regional AML policies that may be applicable, (iii) the Confidential Information and Inside Information Barrier Policies and Procedures and (iv) the Use of Technology Policy, which explains appropriate uses of Firm-issued devices and that the Firm monitors emails and other communications on those devices. I hereby confirm that I only use my kkr.com email address, Skype for business, or other Firm-approved messaging platform for business communications. I have raised any concerns regarding Firm employees or clients in regards to anti-money laundering policies to the Global AML Compliance Officer.

Yes / No

8. I understand the principles governing conflicts of interest and KKRs role as a fiduciary, and have reported any conflict of interests or fiduciary issues to Compliance.

Yes / No

9. I understand, have complied and will comply with the KKR Global Travel and Entertainment Policy (T&E Policy), and I have raised any potential concerns with Office Operations and/or Compliance.

Yes / No

10. I understand, have complied and will comply with the policies described in the applicable Employee Manual, as amended from time to time. I understand that periodically, new policies, for example, relating to the use of employee images in media, may be added and existing policies may be amended.

Yes / No

Name:

Date:

34